No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This prospectus supplement together with the short form base shelf prospectus dated October 24, 2018 to which it relates, constitutes a public offering of securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. The securities offered hereby have not been registered under the United States Securities Act of 1933, as amended (the “1933 Act”), or any state securities laws. Contact Gold Corp. has filed an offering statement pursuant to Regulation A under the 1933 Act (the “Form 1-A”) with the United States Securities and Exchange Commission (the “SEC”) for purposes of qualifying the Offered Shares for offer and sale to the public pursuant to Regulation A under the 1933 Act. See “Plan of Distribution”

Information has been incorporated by reference in this prospectus supplement and the accompanying short form base shelf prospectus dated October 24, 2018 to which it relates from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Contact Gold Corp., at Suite 1050, 400 Burrard St., Vancouver, British Colombia V6C 3A6, telephone (604) 424-4051 and are also available electronically at www.sedar.com.

PROSPECTUS SUPPLEMENT
(to the Short Form Base Shelf Prospectus dated October 24, 2018)

New Issue	May 13, 2019

CONTACT GOLD CORP.

$4,000,000

20,000,000 Common Shares

This prospectus supplement (the “Prospectus Supplement”) together with the short form base shelf prospectus dated October 24, 2018 (the “Shelf Prospectus”, and together with the Prospectus Supplement, the “Prospectus”) qualifies the distribution (the “Offering”) of 20,000,000 common shares, par value US$0.001 per common share (the “Common Shares” and the Common Shares offered hereunder being, the “Offered Shares”) of Contact Gold Corp. (“Contact Gold” or the “Corporation”) at a price of $0.20 per Offered Share (the “Offering Price”). The Offering is being made pursuant to the terms and conditions of an underwriting agreement dated May 13, 2019 (the “Underwriting Agreement”) between the Corporation and Raymond James Ltd. and Cormark Securities Inc. as joint bookrunners and underwriters, together with each of their U.S. affiliates Raymond James (USA) Ltd. and Cormark Securities (USA) Limited (collectively, the “Underwriters”). Neither Raymond James (USA) Ltd. nor Cormark Securities (USA) Limited are registered as dealers in any Canadian jurisdiction and accordingly, will not, directly or indirectly solicit offers to purchase or sell the Offered Shares in Canada. The Offering Price was determined by arm’s length negotiation between the Corporation and the Underwriters with reference to the prevailing market price of the Common Shares and other factors. See “Plan of Distribution”.

Price: $0.20 per Offered Share

	Price to the Public	Underwriters’ Fee(1)(4)	Net Proceeds to the Corporation(2)(4)
Per Offered Share	$0.20	$0.00915	$0.19085
Total(3)(4)	$4,000,000	$183,000	$3,817,000

(1)

In consideration for the services rendered by the Underwriters in connection with the Offering, the Corporation has agreed to pay the Underwriters a cash fee (the “Underwriters’ Fee”) equal to 6.0% of the gross proceeds of the Offering (including in respect of any exercise of the Over-Allotment Option (as defined herein)), other than in respect of sales to certain purchasers, including certain current shareholders of the Corporation as mutually agreed to between the Corporation and the Underwriters (the “President’s List”), on which a cash fee equal to 3.0% will be paid. Waterton Nevada Splitter, LLC (“Waterton”) has notified the Corporation that it will exercise the Waterton Participation Right (as defined herein) to subscribe for 8,448,000 Offered Shares (which will increase its ownership percentage of the Corporation to approximately 38%), and will be participating under the President’s List. See “Plan of Distribution” and “Participation Rights”. It is expected that other investors will also participate for an aggregate of 1,052,000 Offered Shares under the President’s List.

(2)	Before deducting the expenses of the Offering, estimated to be $800,000 which, together with the Underwriters’ Fee, will be paid by the Corporation out of the proceeds of the Offering.
(3)

The Corporation has also granted the Underwriters an over-allotment option (the “Over-Allotment Option”), exercisable in whole or in part in the sole discretion of the Underwriters for a period of 30 days from and including the Closing Date, to purchase up to an additional 3,000,000 Offered Shares (the “Over-Allotment Shares”) at the Offering Price per Over-Allotment Share to cover over-allotments, if any, and for market stabilization purposes. If the Over-Allotment Option is exercised in full, the total price to the public will be $4,600,000, the total Underwriters’ Fee will be $219,000, and the net proceeds to the Corporation, before deducting the estimated expenses of the Offering, will be $4,381,000. The foregoing assumes sales only to Waterton and other investors on the President’s List as set forth in note (1) above. This Prospectus also qualifies the grant of the Over-Allotment Option and the distribution of the Over-Allotment Shares to be issued upon exercise of the Over-Allotment Option. A purchaser who acquires securities forming part of the Underwriters’ over-allocation position acquires those securities under this Prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases. See “Plan of Distribution”.

(4)	Assumes a total of 9,500,000 Offered Shares are being purchased pursuant to the President’s List. See note (1) above.

The following table sets out the maximum number of securities that may be issued by the Corporation to the Underwriters pursuant to the options granted to the Underwriters:

Underwriters’ Position	Maximum Size	Exercise Period	Exercise Price
Over-Allotment Option	3,000,000 Over-Allotment Shares	Up to 30 days from and including the Closing Date	$0.20 per Over-Allotment Share

Unless the context otherwise requires, all references to the “Offering” and “Offered Shares”, herein includes all securities issuable pursuant to the exercise of the Over-Allotment Option.

In connection with the Offering, the Corporation is required to offer certain shareholders of the Corporation the right to acquire Common Shares under the terms of the Waterton Governance and Investor Rights Agreement and Goldcorp Investor Rights Agreement (each as defined herein). See “Participation Rights”.

The Underwriters, as principals, conditionally offer the Offered Shares, subject to prior sale, if, as and when issued by the Corporation and accepted by the Underwriters in accordance with the conditions contained in the Underwriting Agreement referred to under the heading “Plan of Distribution” and subject to the approval of certain legal matters on behalf of the Corporation by Cassels Brock & Blackwell LLP and on behalf of the Underwriters by Blake, Cassels & Graydon LLP. Neither Raymond James (USA) Ltd. nor Cormark Securities (USA) Limited will, directly or indirectly, solicit offers to purchase or sell the Offered Shares in Canada.

The Common Shares are listed and posted for trading on the TSX Venture Exchange (the “TSXV”) under the symbol “C”. On October 17, 2018, the Corporation submitted an application for listing the Common Shares for quotation on the OTC Market Group’s OTCQX Market (“OTCQX”). The closing price of the Common Shares on May 10, 2019, the last trading day before the date of this Prospectus Supplement, was $0.19 on the TSXV. The Corporation has applied to list the Offered Shares on the TSXV. Listing of the Offered Shares will be subject to the Corporation fulfilling all of the listing requirements of the TSXV.

Subject to applicable laws and in connection with the Offering, the Underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Common Shares at levels other than those which might otherwise prevail on the open market. Such transactions, if commenced, may be discontinued at any time. In connection with the distribution of the Offered Shares by the Underwriters, the Underwriters may sell the Offered Shares at a price that is less than the Offering Price. See “Plan of Distribution”.

The Offered Shares are being offered for sale in each of the provinces and territories of Canada, except Québec, and in the United States through the Underwriters or through their United States registered broker-dealer affiliates, as applicable. Subject to compliance with applicable law, the Underwriters may also offer the Offered Shares outside of Canada and the United States, including in the United Kingdom.

The Corporation is incorporated under the laws of Nevada, and as such, is deemed to be a U.S. “domestic issuer” (as defined in Rule 902(e) of Regulation S under the 1933 Act). Concurrent with the filing of this Prospectus Supplement, the Corporation has filed a Form 1-A (which contains an offering circular (the “U.S. Offering Circular”)) pursuant to Regulation A under the 1933 Act with the SEC for purposes of qualifying the Offered Shares for offer and sale to the public pursuant to Regulation A under the 1933 Act. The Form 1-A has not been qualified by the SEC. A copy of the Form 1-A, including the U.S. Offering Circular, is available for review and has been filed under the Corporation’s profile on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com and at the SECs website at www.sec.gov. See “Plan of Distribution – U.S. Securities Laws Matters”.

Subscriptions for the Offered Shares will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. The closing of the Offering, is expected to be on May 22, 2019, or such other date as may be agreed upon by the Corporation and the Underwriters (the “Closing Date”). It is anticipated that the Offered Shares will be delivered in electronic form through the Depositary Trust Corporation (“DTC”) system and through direct and indirect participants, including CDS Clearing and Depository Services Inc. (“CDS”). The participant through whom a purchaser purchases Offered Shares will receive a credit for the Common Shares on DTC’s records. A purchaser of Offered Shares (other than purchasers in the United States) are expected to hold the interest in the Offered Shares through its registered dealer which is a CDS participant and through the DTC participant account maintained by CDS.

- ii -

The ownership interest of each actual purchaser of the Offered Shares, who is referred to herein as a “beneficial owner”, is to be recorded on the participant’s records. All interests in the Offered Shares will be subject to the operations and procedures of DTC and CDS (if applicable). The operations and procedures of each settlement system may be changed at any time. See “Plan of Distribution - Settlement”.

An investment in the Offered Shares is highly speculative due to various factors, including the nature of the Corporation’s business and should only be made by persons who can afford the total loss of their investment. A prospective purchaser should therefore review this Prospectus and the documents incorporated by reference in their entirety and carefully consider the risk factors described under the heading “Risk Factors” in this Prospectus prior to purchasing the Offered Shares.

Neither the SEC nor any state or Canadian securities regulator has approved or disapproved of the securities offered hereby, passed upon the accuracy or adequacy of this Prospectus Supplement and the accompanying Shelf Prospectus or determined if this Prospectus Supplement and the accompanying Shelf Prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The registered office of the Corporation is located at 4625 W. Nevso Drive, Suite 2, Las Vegas, NV 89103 and the head office of the Corporation is located at Suite 1050, 400 Burrard St., Vancouver, British Columbia, Canada V6C 3A6.

- iii -

TABLE OF CONTENTS

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT	S-1
MEANING OF CERTAIN REFERENCES AND CURRENCY PRESENTATION	S-1
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION	S-1
ELIGIBILITY FOR INVESTMENT	S-2
DOCUMENTS INCORPORATED BY REFERENCE	S-3
MARKETING MATERIALS	S-4
THE CORPORATION	S-4
CONSOLIDATED CAPITALIZATION	S-5
USE OF PROCEEDS	S-6
DESCRIPTION OF SECURITIES BEING DISTRIBUTED	S-7
DESCRIPTION OF PREFERRED STOCK	S-7
PARTICIPATION RIGHTS	S-9
PLAN OF DISTRIBUTION	S-9
PRIOR SALES	S-13
MARKET FOR SECURITIES	S-13
RISK FACTORS	S-13
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS	S-15
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	S-18
ENFORCEMENT OF JUDGMENTS AGAINST FOREIGN PERSONS	S-21
LEGAL MATTERS	S-21
AUDITORS, TRANSFER AGENT AND REGISTRAR	S-22
INTEREST OF EXPERTS	S-22
PURCHASERS’ STATUTORY RIGHTS	S-22
CERTIFICATE OF THE CORPORATION	C-1
CERTIFICATE OF THE UNDERWRITERS	C-2

BASE SHELF PROSPECTUS

- iv -

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this Prospectus Supplement, which describes the terms of the Offered Shares being offered and also adds to and updates information contained in the Shelf Prospectus and the documents incorporated therein. The second part, the Shelf Prospectus, gives more general information, some of which may not apply to the Offered Shares being offered under this Prospectus Supplement. This Prospectus Supplement is deemed to be incorporated by reference into the Shelf Prospectus solely for the purpose of the Offering constituted by this Prospectus Supplement. Other documents are also incorporated, or are deemed to be incorporated by reference, into the Shelf Prospectus and reference should be made to the Shelf Prospectus for full particular thereof.

Investors should rely only on the information contained in the Prospectus (including the documents incorporated by reference) and are not entitled to rely on parts of the information contained in the Prospectus (including the documents incorporated by reference) to the exclusion of others. The Corporation has not authorized anyone to provide investors with additional or different information. Information contained on the Corporation’s website shall not be deemed to be a part of the Prospectus or incorporated by reference and should not be relied upon by prospective investors for the purpose of determining whether to invest in the securities. Neither the Corporation nor the Underwriters are offering to sell the securities offered hereby in any jurisdictions where the offer or sale of the securities is not permitted. The information contained in the Prospectus (including the documents incorporated by reference) is accurate only as of the date of the Prospectus (or the date of the document incorporated by reference, as applicable), regardless of the time of delivery of the Prospectus or any sale of the Offered Shares. The Corporation’s business, financial condition, results of operations and prospects may have changed since those dates.

Market data and certain industry forecasts used in this Prospectus Supplement and the Shelf Prospectus and the documents incorporated by reference herein and therein were obtained from market research, publicly available information and industry publications. The Corporation believes that these sources are generally reliable, but the accuracy and completeness of this information is not guaranteed. The Corporation has not independently verified such information, and it does not make any representation as to the accuracy of such information.

MEANING OF CERTAIN REFERENCES AND CURRENCY PRESENTATION

References to dollars or “$” are to Canadian currency unless otherwise indicated. All references to “US$” refer to United States dollars. On May 10, 2019, the daily exchange rate as quoted by the Bank of Canada was US$1.00=C$ 1.3418 or C$1.00=US$ 0.7453.

Unless the context otherwise requires, all references in this Prospectus Supplement to the “Corporation” refer to the Corporation and its subsidiary entities on a consolidated basis.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements contained in the Prospectus constitute forward-looking information within the meaning of applicable Canadian and United States securities legislation. Forward-looking information in, or incorporated by reference into this Prospectus Supplement and the Shelf Prospectus includes, but is not limited to statements with respect to: the completion, settlement and closing of the Offering; the satisfaction of the conditions to closing of the Offering, including the receipt in a timely manner of regulatory and other required approvals and clearances, including the approval of the TSXV; the use of the net proceeds of the Offering; the listing of the Offered Shares on the TSXV; the qualification of the Offered Shares by the SEC; the plan of distribution for the Offering; the tax consequences of an investment in the Offered Shares; the future financial or operating performance of the Corporation and its subsidiaries and its mineral project; the future price of metals; test work and confirming results from work performed to date; the estimation of mineral resources and mineral reserves; the realization of mineral resource and mineral reserve estimates; the timing and amount of estimated future capital, operating and exploration expenditures; costs and timing of the development of new deposits; costs and timing of future exploration; requirements for additional capital; government regulation of mining operations; environmental risks; reclamation expenses; title disputes or claims; and limitations of insurance coverage. Often, but not always, forward-looking statements can be identified by the use of words and phrases such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, or “believes” or variations (including negative variations) of such words and phrases, or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved.

Forward-looking information is based on the opinions and estimates of management as of the date such statements are made and are based on various assumptions such as: future business and property integrations remaining successful; favourable and stable general macroeconomic conditions, securities markets, spot and forward prices of gold, silver, base metals and certain other commodities, currency markets (such as the $ to US$ exchange rate); no materially adverse changes in national and local government, legislation, taxation, controls, regulations and political or economic developments; that various risks and hazards associated with the business of mineral exploration, development and mining (including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins and flooding) will not materialize; the ability to complete planned exploration programs, the ability to continue raising the necessary capital to finance operations; no disruptions or delays due to government shut downs; the ability to obtain adequate insurance to cover risks and hazards on favourable terms; that changes to laws and regulations will not impose greater or adverse restrictions on mineral exploration or mining activities; the continued stability of employee relations; positive relationships with local communities and indigenous populations; that costs associated with mining inputs and labour will not materially increase; that mineral exploration and development activities (including obtaining necessary licenses, permits and approvals from government authorities) will be successful; and the continued validity and ownership of title to properties.

Forward-looking information involves known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Corporation to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, general business, economic, competitive, political and social uncertainties; the actual results of current and future exploration activities differing from projected results; the inability to meet various expected cost estimates; changes or downgrades in project parameters and/or economic assessments as plans continue to be refined; fluctuations in the future prices of metals; possible variations of mineral grade or recovery rates below those that are expected; the risk that actual costs may exceed estimated costs; failure of equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry; political instability; delays in obtaining governmental approvals or financing or in the completion of development or construction activities, as well as those factors included herein and elsewhere in the Corporation’s public disclosure. Readers are cautioned that the foregoing list is not exhaustive of all factors and assumptions which may have been used. Although the Corporation has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on forward-looking information. The forward-looking information contained herein is presented for the purposes of assisting investors in understanding the Corporation’s expected financial and operating performance and the Corporation’s plans and objectives and may not be appropriate for other purposes. The Corporation does not undertake to update any forward-looking information, except in accordance with applicable securities laws.

ELIGIBILITY FOR INVESTMENT

In the opinion of Cassels Brock & Blackwell LLP, counsel to the Corporation, and Blake, Cassels & Graydon LLP, counsel to the Underwriters, based on the current provisions of the Income Tax Act (Canada) (the “Tax Act”) and the regulations thereunder, in force as of the date hereof, the Offered Shares, if issued on the date hereof, would be qualified investments for trusts governed by a registered retirement savings plan, registered retirement income fund, registered education savings plan, registered disability savings plan, tax-free savings account (collectively referred to as “Registered Plans”) or deferred profit sharing plan, provided that the Offered Shares are listed on a designated stock exchange for the purposes of the Tax Act (which currently includes Tiers 1 and 2 of the TSXV).

Notwithstanding the foregoing, the holder, subscriber or annuitant of, or under, a Registered Plan (the “Controlling Individual”) will be subject to a penalty tax in respect of Offered Shares acquired by a Registered Plan if such securities are a prohibited investment (as defined in the Tax Act) for the particular Registered Plan. An Offered Share generally will be a “prohibited investment” for a Registered Plan if the Controlling Individual does not deal at arm’s length with the Corporation for the purposes of the Tax Act or the Controlling Individual has a “significant interest” (as defined in subsection 207.01(4) of the Tax Act) in the Corporation, unless the Offered Shares are “excluded property”, as defined in subsection 207.01(1) of the Tax Act, for the Registered Plan. Controlling Individuals should consult their own tax advisors as to whether the Offered Shares would be a prohibited investment in their particular circumstances.

DOCUMENTS INCORPORATED BY REFERENCE

This Prospectus Supplement is deemed to be incorporated by reference into the Shelf Prospectus solely for the purpose of the Offering.

Copies of the documents incorporated by reference in this Prospectus Supplement and the Shelf Prospectus may be obtained on request without charge from the Corporate Secretary of the Corporation, at Suite 1050, 400 Burrard St., Vancouver, British Colombia V6C 3A6, and are also available electronically on SEDAR at www.sedar.com.

The following documents, filed with the various securities commissions or similar authorities in each of the provinces and territories of Canada, except for Québec, are specifically incorporated by reference into and form an integral part of this Prospectus Supplement and the Shelf Prospectus:

1.	the annual information form (“AIF”) of the Corporation dated April 3, 2019 for the year ended December 31, 2018;

2.

the audited consolidated financial statements of the Corporation as at, and for the years ended December 31, 2018 and 2017, together with the notes thereto and the independent auditors’ report thereon (the “Annual Financial Statements”);

3.	the management’s discussion and analysis (“MD&A”) of the Corporation for the year ended December 31, 2018;

4.	the management information circular of the Corporation dated July 5, 2018, prepared in connection with the annual general meeting of shareholders of the Corporation held on August 8, 2018;

5.

a material change report of the Corporation dated October 2, 2018 in respect of the announcement by the Corporation of the filing of a preliminary short form base shelf prospectus dated September 28, 2018;

6.

a material change report of the Corporation dated March 19, 2019 in respect of the announcement by the Corporation of the closing of a non-brokered private placement for 9,827,589 Common Shares at a price of $0.29 per Common Share (the “Placement Price”) for aggregate gross proceeds of $2,850,001 (the “Private Placement”);

7.

a material change report of the Corporation dated May 13, 2019 in respect of the announcement by the Corporation of the pricing and terms of the Offering and the execution of the Underwriting Agreement; and

8.	the corporate presentation related to this Offering dated April 1, 2019.

Any document of the type referred to in the preceding paragraphs (excluding confidential material change reports) or of any other type required to be incorporated by reference in a short form prospectus pursuant to National Instrument 44-101 – Short Form Prospectus Distributions that is filed by the Corporation with a securities commission or any similar authority in Canada after the date of this Prospectus Supplement and prior to termination of the Offering shall be deemed to be incorporated by reference into this Prospectus Supplement.

Any statement contained in this Prospectus Supplement, the Shelf Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus Supplement, to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated by reference herein modifies or supersedes such prior statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall thereafter neither constitute, nor be deemed to constitute, a part of this Prospectus Supplement, except as so modified or superseded. Without limiting the foregoing, each document incorporated by reference in the Shelf Prospectus prior to the date hereof shall be deemed to have been superseded in its entirety unless such document is also listed above as being incorporated by reference in this Prospectus Supplement.

MARKETING MATERIALS

Any “marketing materials” (as defined in National Instrument 41-101 — General Prospectus Requirements (“NI 41-101”)) are not part of this Prospectus Supplement or the Shelf Prospectus to the extent that the contents thereof have been modified or superseded by a statement contained in this Prospectus Supplement or any amendment. Any “template version” (as defined in NI 41-101) filed with the securities commission or similar authority in each of the provinces and territories of Canada in connection with the Offering after the date hereof but prior to the termination of the distribution of the Offered Shares under this Prospectus Supplement (including any amendments to, or an amended version of, any template version of marketing materials) is deemed to be incorporated by reference into this Prospectus Supplement and in the Shelf Prospectus.

THE CORPORATION

Corporate Structure

The Corporation (formerly, Winwell Ventures Inc. (“Winwell”)) was incorporated under the Business Corporations Act (Yukon) on May 26, 2000 and was continued under the Business Corporations Act (British Columbia) on June 14, 2006. On June 7, 2017, Winwell and Carlin Opportunities Inc. (“Carlin”), completed a court approved statutory plan of arrangement under the Business Corporations Act (British Columbia) (the “Arrangement”), pursuant to which, among other things, Winwell acquired all of the issued and outstanding common shares of Carlin, continued into the State of Nevada and changed its name to “Contact Gold Corp.” The Corporation is currently governed by the Revised Statutes applicable to Nevada corporations, Title 7, Chapter 78 (the “Nevada Act”) and other applicable laws.

The Corporation has two wholly-owned subsidiaries, Clover Nevada II LLC (“Clover Nevada”) and Carlin. Clover Nevada, established under the laws of Nevada, is the only material subsidiary of the Corporation and holds the properties of the Corporation, as further described below, on which the Corporation’s flagship property, the Pony Creek gold property (“Pony Creek” or the “Project”) is located.

Summary Description of the Business

The Corporation is a gold exploration company focused on district-scale gold discoveries in Nevada. The Corporation’s land holdings are located on the Carlin, Independence and Northern Nevada Rift gold trends. The Corporation currently owns, through Clover Nevada, a 100% interest in a portfolio of 11 gold properties encompassing approximately 200 km2 located in Nevada, including Pony Creek, the North Star, and Dixie Flats properties (the “Contact Gold Properties”). The Corporation’s main focus is on advancing Pony Creek, which is located in Elko County, Nevada and comprises 1,345 unpatented mining claims covering 107 km2.

The Corporation recently concluded a reverse circulation drill program at Pony Creek (the “Drill Program”) which forms part of a comprehensive property-wide exploration program comprising over 4,000 soil samples, geological mapping, and additional drill target generation. During 2018, the Corporation completed a 51 drill hole, 10,860 metre (“m”) Drill Program. Further information regarding the Drill Program is contained in the Corporation’s technical report regarding the Pony Creek project dated effective October 16, 2018 and entitled “Pony Creek Project, Elko County, Nevada, United States of America” prepared for the Corporation by Vance Spalding, C.P.G. (the “Technical Report”) as well as the Corporation’s AIF (which is incorporated by reference herein), and which are available on the Corporation’s profile on SEDAR at www.sedar.com.

During 2018, the exploration team made two new gold discoveries (the “West Zone” and “Pony Spur” target at Pony Creek) and expanded the footprints of the Pony Creek’s “Bowl Zone” (host to a historical resource) and “North Zone”, both of which remain open for expansion in most directions. The exploration team also identified several never-before drilled targets including, the Moleen target, and the Elliott Dome target, each of which is expected to be followed-up with drilling in 2019. All of the targets advanced to date are in the northern part of the property, with a significant area believed to be on strike yet to be explored toward the south. The Corporation has multiple approved Notices of Intent (“NOI”) (including subsequent amendments) to allow for the necessary disturbance of the initial holes of the planned 2019 drill program, which is expected to begin in May, 2019.

More detailed information regarding the business of the Corporation as well as its operations, assets, and properties can be found in the AIF and other documents incorporated by reference herein, as supplemented by the disclosure herein. See “Documents Incorporated by Reference”.

Recent Developments

On March 14, 2019, the Corporation announced that it had closed the Private Placement. Each Common Share issued under the Private Placement was accompanied by one right (each, a “Right”). Subject to the rules and limitations of the TSXV, each Right shall automatically convert, without the payment of additional consideration, upon the earlier of (a) the closing of a public offering by the Corporation pursuant to a registration statement or offering statement filed with the United States Securities Exchange Commission (a “Qualified Offering”) under the 1933 Act; (b) a change of control of the Corporation (a “Change of Control”); or (c) the date that is one year following the closing date of the Private Placement (the “Time Deadline”), for Common Shares as follows: (i) if the offering price of the Common Shares sold in a Qualified Offering is greater than the Placement Price, for that number of Common Shares to provide a Placement Price with an effective 5% discount; (ii) if the offering price of the Common Shares sold in a Qualified Offering is equal to or less than the Placement Price, for that number of shares of Common Shares to provide a Placement Price with an effective 10% discount to the Qualified Offering price; (iii) in the event of a Change of Control, for that number of Common Shares to provide a Placement Price with an effective 5% discount; or (iv) in the event of conversion at the Time Deadline, for that number of Common Shares to provide a Placement Price that is equal to the maximum allowable discount prescribed pursuant to the rules of the TSXV. All securities issued under the Private Placement are “restricted securities” under Rule 144 of the 1933 Act. The Offering will constitute a Qualified Offering and upon closing of the Offering, the Rights will automatically convert in accordance with their terms for 2,047,414 Common Shares. See “Consolidated Capitalization” and “Risk Factors – Dilution”.

CONSOLIDATED CAPITALIZATION

Other than the Corporation’s completion of the Private Placement, there have been no other material changes in the share and loan capitalization of the Corporation since the date of the Annual Financial Statements (which are incorporated by reference herein).

Concurrently with the filing of this Prospectus Supplement, the Corporation has filed the Form 1-A pursuant to Regulation A under the 1933 Act with the SEC for purposes of qualifying the Offered Shares for offer and sale to the public under applicable U.S. securities laws. As a result, the Offering will constitute a Qualified Offering and upon closing of the Offering, the Rights will automatically convert in accordance with their terms for 2,047,414 Common Shares. See “The Corporation – Recent Developments” and “Risk Factors – Dilution”.

The following table shows the effect on the cash and share capital of the Corporation since December 31, 2018 after giving effect to (i) the completion of the Private Placement, and (ii) the completion of the Private Placement, the Offering (assuming no exercise of the Over-Allotment Option) and the conversion of the Rights. The following should be reviewed in conjunction with the Annual Financial Statements which were prepared in accordance with International Financial Reporting Standards.

	As at December 31, 2018	As at December 31, 2018 After Giving Effect to the Private Placement(1)	As at December 31, 2018 After Giving Effect to the Private Placement, the Offering and conversion of Rights

Cash and cash equivalents	$545,164	$3,395,165	$6,412,165

Common Shares	$41,147,781 (50,596,986 Common Shares)	$43,997,782 (60,424,575 Common Shares)	$47,014,782(2) (82,471,989 Common Shares) (3)(4)

Preferred Stock	US$11,100,000 (11,111,111 Preferred Stock)	US$11,100,000 (11,111,111 Preferred Stock)	US$11,100,000 (11,111,111 Preferred Stock)

(1)	Before deducting any fees or expenses of the Private Placement.
(2)	After deducting the Underwriters’ Fee of $183,000 and the expenses of the Offering, estimated to be $800,000.
(3)	85,471,989 Common Shares, if the Over-Allotment Option is exercised in full.
(4)	As at the date hereof, there are an additional 9,788,000 Common Shares issuable upon the exercise of outstanding stock options.

USE OF PROCEEDS

The net proceeds to the Corporation from the Offering is estimated to be $3,017,000 ($3,581,000 if the Over-Allotment Option is exercised in full), after deducting the Underwriters’ Fee in the amount of $183,000 ($219,000 if the Over-Allotment Option is exercised in full), and the estimated expenses of the Offering of $800,000, which will be paid out of the proceeds of the Offering. The foregoing calculation assumes a total of 9,500,000 Offered Shares are being purchased pursuant to the President’s List.

The net proceeds of the Offering (assuming no exercise of the Over-Allotment Option) are anticipated to be applied as follows:

Use of Net Proceeds	Amount

Exploration Expenditures at Pony Creek Project(1)	$2,800,000
Exploration Expenditures at North Star and other Contact Gold Properties(2	$217,000
General working capital	-nil-
TOTAL	$3,017,000

(1)

The Corporation will implement a Phase 3 exploration program (as detailed in the Technical Report) to follow-up on its 2017 and 2018 exploration programs consistent with the recommendations in the Technical Report. Early results from drilling at the West Zone, the North Zone and step-out drilling at the Bowl Zone, along with the definition of several new targets on the property warrant a significant amount of follow-up exploration including reverse circulation and core drilling to refine existing targets and develop new targets. It is anticipated that the $2,800,000 will be spent on the Phase 3 program over a 12 month period. Contingent on the success of the Phase 3 program, a follow-up Phase 4 program (as detailed in the Technical Report) is intended to be pursued in line with the recommendations in the Technical Report.

(2)

Target generation and interpretation of data at the Corporation’s North Star project supports undertaking an initial drill program at that project in 2019. The remaining balance allocated to “Exploration Expenditures at North Star and other Contact Gold Properties” includes the cost of maintaining all of the Corporation’s portfolio projects in good standing.

Such allocation of net proceeds may be subject to future revision depending on, among other factors, market conditions, commodity prices, drilling costs and availability of drilling and production equipment, future operating results, and acquisition opportunities.

If the Over-Allotment Option is exercised in full, the Corporation will receive additional net proceeds of $564,000 after deducting the Underwriters’ Fee and assuming no sales to persons on the President’s List. The net proceeds from the exercise of the Over-Allotment Option, if any, is expected to be applied for general working capital purposes which may be used to pay expenses relating to salaries, bonuses and other compensation to the Corporation’s officers and employees. There is no assurance that the Over-Allotment Option will be exercised, in part or in full.

The above-noted allocation represents the Corporation’s intention with respect to its use of proceeds based on current knowledge and planning by management of the Corporation. There may be circumstances where, for sound business reasons, the Corporation reallocates the use of proceeds in a manner that management of the Corporation believes to be in the best interests of the Corporation. In such circumstances, the actual expenditures may differ from the estimates set forth above. See “Risk Factors – Use of Proceeds”.

During the fiscal year ended December 31, 2018, the Corporation had negative cash flow from operating activities. As at December 31, 2018, the Corporation had working capital of approximately $426,000. The Corporation has no history of revenues from its operating activities and anticipates it will continue to have negative cash flow from operating activities in future periods until commercial production is achieved at its mineral projects. To the extent that the Corporation has negative cash flow in any future period, certain of the proceeds from the sale of the Offered Shares may be used to fund such negative cash flow from operating activities. See “Risk Factors – Negative Cash Flow from Operations”.

DESCRIPTION OF SECURITIES BEING DISTRIBUTED

The Corporation is authorized to issue 515,000,000 shares in the capital of the Corporation, of which 500,000,000 are designated as Common Shares, par value US$0.001 per Common Share and 15,000,000 are designated as preferred stock, par value US$1.00 per preferred stock (the “Preferred Stock”). As of the date hereof, 60,424,575 Common Shares and 11,111,111 Preferred Stock are issued and outstanding.

Holders of the Common Shares are entitled to one vote for each Common Share held on all matters submitted to a shareholder vote. Holders of the Common Shares do not have cumulative voting rights. Therefore, the holders of a majority of the Common Shares voting for the election of directors can elect all of the directors. Holders of the Common Shares representing one-third (1/3) of the voting power of the capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of the holders of Common Shares. A vote by the holders of a majority of the outstanding Common Shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the articles of incorporation of the Corporation. Holders of the Common Shares have no preemptive rights, no conversion rights and there are no redemption provisions applicable to the Common Shares. There are no provisions for sinking or purchase funds, for permitting or restricting the issuance of additional securities and any other material restrictions, and for requiring a holder of Common Shares to contribute additional capital.

Subject to the rights of holders of Preferred Stock (see “Description of Preferred Stock”), holders of the Common Shares are entitled to share in all dividends that the board of directors of the Corporation (the “Board”), in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding Common Share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any outstanding as such time, having preference over the Common Shares.

DESCRIPTION OF PREFERRED STOCK

The holders of Preferred Stock, currently solely Waterton (as defined herein), are entitled to certain rights and preferences, including, but not limited to, the following:

•

Voting. Except as expressly provided for in the Nevada Act, the holders of the Preferred Stock shall not be entitled to receive notice of or to attend any meeting of the shareholders of the Corporation and shall not be entitled to vote at any such meeting.

•

Redemption. On June 7, 2022 (the “Maturity Date”), and subject to the Nevada Act, the Corporation shall be required to redeem each Preferred Stock for an amount equal to the face value per Preferred Stock (US$1.00) with all accrued and unpaid cumulative dividends thereon to the redemption date (the “Redemption Amount”). The Preferred Stock were issued on June 7, 2017.

Subject to the Nevada Act, at any time and from time to time prior to the Maturity Date, the Corporation shall be entitled to redeem all or any part of the Preferred Stock for the Redemption Amount. Upon receiving a notice of redemption from the Corporation, a holder of Preferred Stock will have 10 business days to deliver a conversion notice to exercise its conversion right with respect to all or any portion (subject, in the case of Waterton, to the limitations described below) of the Preferred Stock subject to such notice of redemption, in which case such Preferred Stock shall not be redeemed but shall be converted into Common Shares in accordance with the conversion rights of the Preferred Stock described below.

•

Change of Control. If a Change of Control occurs, on or prior to the fourth anniversary of the Preferred Stock (the “Anniversary”), the holder of the Preferred Stock has the option to require the Corporation to redeem all or part of the Preferred Stock for the Change of Control redemption amount (the “CoC Amount”), unless such Change of Control is with Waterton.

The CoC Amount is equal to (a) 120% of the Redemption Amount, if there is a Change of Control on or prior to the second Anniversary; (b) 115% of the Redemption Amount if there is a Change of Control after the Second Anniversary, but on or prior to the fourth Anniversary; (c) the Redemption Amount, if there is a Change of Control after the fourth Anniversary, but on or prior to the Maturity Date, provided that, in each case, the CoC Amount is not payable in the event of a Change of Control that is completed with Waterton or an affiliate of Waterton.

•

Conversion. Holders of Preferred Stock shall have the right from time to time on or prior to the Maturity Date, to convert all or any part of the Preferred Stock into Common Shares at a conversion price of $1.35 per Common Share (approximately US$1.00 based on the Bank of Canada exchange rate on May 10, 2019). The number of Common Shares to be issued pursuant to such conversion right shall be equal to the sum of the face value of the Preferred Stock together with any accrued and unpaid cumulative dividends thereon to the conversion date divided by the conversion price of the Preferred Stock on the conversion date, such price being subject to adjustment from time to time. In accordance with the terms of the Waterton Governance and Investor Rights Agreement, Waterton may only exercise such conversion right with respect to such number of Preferred Stock from time to time provided that immediately following the conversion thereof, the aggregate number of Common Shares beneficially owned by Waterton and its affiliates shall not exceed 49% of the aggregate number of common Shares issued and outstanding immediately following such conversion.

•

Liquidation. In the event of a liquidation, dissolution or winding-up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs or any steps taken by the Corporation in furtherance of any of the foregoing, the holders of Preferred Stock shall be entitled to receive from the assets of the Corporation in priority to any distribution to the holders of Common Shares or any other class of stock of the Corporation, the Liquidation Value (defined in the articles of incorporation of the Corporation as 120% of the Face Value (US$1.00) of the Preferred Stock or US$1.20 per share) per Preferred Stock held by them respectively, but such holders of Preferred Stock shall not be entitled to participate any further in the property of the Corporation.

•

Dividends. The holders of the Preferred Stock, in priority to the rights of holders of the Common Shares or other classes of stock of the Corporation, shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the Board out of the assets of the Corporation properly applicable to the payment of dividends, preferential cumulative cash dividends at a fixed rate per annum equal to 7.5%, on a simple and not compounded basis. Such dividends shall be payable no later than the Maturity Date or such earlier date on which the face value of the Preferred Stock becomes due and payable, and the cumulative dividends shall accrue and be cumulative from the date of issue of the Preferred Stock.

The holders of the Preferred Stock shall also be entitled to participate pari passu with the Common Shares in any dividends other than or in excess of the cumulative dividends. Except with the consent in writing of the holders of all of the Preferred Stock then outstanding, no dividend shall at any time be declared and paid on or set apart for payment on any other class of stock of the Corporation in any financial year unless and until the accrued cumulative dividends on all of the Preferred Stock outstanding have been declared and paid or set apart for payment.

•

Right of First Offer (“ROFO”). So long as Waterton and/or its affiliates beneficially own or control 331/3% or more of the Preferred Stock originally issued to them on June 7, 2017, and subject to any other ROFO agreements relating to any of the Contact Gold Properties, the Corporation will be obligated to inform Waterton of its intention to sell, lease, exchange, transfer or otherwise dispose of any of its interests in the Contact Gold Properties that is not a sale of all or substantially all of the Corporation’s assets and provide Waterton with a summary of the essential terms and conditions by which it is prepared to sell any specified interest in the Contact Gold Properties. Upon receipt of such divesting notice, Waterton will have a period of 20 business days to accept the offer to sell by the Corporation on the terms contained on the divesting notice. If Waterton has not accepted the terms during the 20 business day period, and the Corporation has not during such same period received a third party offer for such specified interest in the Contact Gold Properties, then the Corporation shall be permitted to sell its specified interest in the Contact Gold Properties to a third party for a period of 180 days from the date of the original divesting notice provided to Waterton on the terms and conditions no less favourable to the Corporation than those contained in the divesting notice.

•

Sale of Substantially All of the Corporation’s Assets. So long as Waterton and/or its affiliates beneficially own or control 331/3% or more of the Preferred Stock originally issued to them on June 7, 2017, the Corporation shall not sell, lease, exchange, transfer or otherwise dispose of all or substantially all of its assets without Waterton’s prior written consent, which will not be unreasonably withheld or delayed.

•

Right of First Refusal (“ROFR”). Subject to the provisions of the Preferred Stock, and subject to any other ROFR agreements relating to any of the Contact Gold Properties, if the Corporation shall have obtained an offer from one or more third party buyers in respect of the sale, lease, exchange, transfer or other disposition of any of the Contact Gold Properties, in whole or in part, in any single transaction or series of related transactions, which offer the Corporation proposes to accept, the Corporation shall promptly provide written notice of such fact to Waterton and offer to enter into such a transaction with Waterton.

•

Restrictions on Operations. The Preferred Stock carry various rights and covenants that may restrict the ability of the Corporation to operate and conduct its business, enter into third party transactions or assume debt or other liabilities.

PARTICIPATION RIGHTS

Pursuant to the terms of the governance and investor rights agreement dated June 7, 2017 between the Corporation, Waterton Nevada Splitter, LLC (“Waterton”), Matthew Lennox-King, Andrew Farncomb, John Dorward, Mark Wellings and George Salamis (the “Waterton Governance and Investor Rights Agreement”), Waterton, a 36.66% shareholder of the Corporation as at the date hereof, has a contractual participation right to maintain its pro rata ownership percentage of the Corporation in connection with the Offering and any other future equity issuances (the “Waterton Participation Right”). Pursuant to the Waterton Governance and Investor Rights Agreement, Waterton also has director nomination and observer rights, and piggy-back and registration rights commencing in June 2019. Waterton has notified the Corporation that it will exercise the Waterton Participation Right in respect of the Offering, and, as a result, will subscribe for 8,448,000 Offered Shares which will result in an increase to their ownership percentage of the Corporation to approximately 38%.

Pursuant to the terms of the investor rights agreement dated June 7, 2017 between Goldcorp USA, Inc. (“Goldcorp”) and the Corporation (the “Goldcorp Investor Rights Agreement”), Goldcorp, a 12.41% shareholder of the Corporation as at the date hereof, has a contractual participation right to maintain its pro rata ownership percentage of the Corporation in connection with the Offering and any future equity issuances (the “Goldcorp Participation Right”). Pursuant to the Goldcorp Investor Rights Agreement, Goldcorp also has the right to require the Corporation to form a technical committee and to nominate 25% of the members of such committee. Goldcorp has notified the Corporation that it does not intend to exercise the Goldcorp Participation Right in respect of the Offering.

For further information, readers should refer to the Waterton Governance and Investor Rights Agreement and the Goldcorp Investor Rights Agreement, both of which have been filed on the Corporation’s profile on SEDAR at www.sedar.com

PLAN OF DISTRIBUTION

Pursuant to the Underwriting Agreement, the Corporation has agreed to sell and the Underwriters have severally, and not jointly or jointly and severally, agreed to purchase on the Closing Date, an aggregate of 20,000,000 Offered Shares at a price of $0.20 per Offered Share, payable in cash to the Corporation against delivery of such Offered Shares, subject to the terms and conditions of the Underwriting Agreement. The obligations of the Underwriters under the Underwriting Agreement may be terminated at their discretion on the basis of “disaster out”, “material change out” and “breach out” provisions in the Underwriting Agreement and may also be terminated upon the occurrence of certain other stated events. The Underwriters are, however, obligated to take up and pay for all of the Offered Shares if any of the Offered Shares are purchased under the Underwriting Agreement.

The Offering Price was determined by arm’s length negotiation between the Corporation and the Underwriters, with reference to the prevailing market price of the Common Shares and a number of factors including: (i) the information set forth in the Prospectus and otherwise available to the Underwriters, (ii) the Corporation’s prospects and the history and prospects for the industry in which the Corporation competes, (iii) an assessment of management of the Corporation, (iv) the Corporation’s prospects for future earnings, (v) the general condition of the securities markets at the time of the Offering, (vi) the recent market prices of, and demand for, publicly traded Common Shares of generally comparable companies, and (vii) such other factors deemed relevant by the Underwriters and the Corporation.

The Underwriters propose to offer the Offered Shares initially at the Offering Price. After the Underwriters have made a reasonable effort to sell all of the Offered Shares at the Offering Price, the price at which the Offered Shares are distributed pursuant to the Prospectus may be decreased and may be further changed from time to time to an amount not greater than the Offering Price, and the compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Offered Shares distributed pursuant to the Prospectus is less than the Offering Price.

The Corporation has applied to list the Offered Shares on the TSXV. Listing of the Offered Shares will be subject to the Corporation fulfilling all of the listing requirements of the TSXV.

Commissions

In consideration for the services provided by the Underwriters in connection with the Offering and pursuant to the terms of the Underwriting Agreement, the Corporation has agreed to pay the Underwriters the Underwriters’ Fee, equal to 6.0% of the aggregate gross proceeds of the Offering (including in respect of any exercise of the Over-Allotment Option), other than in respect of sales to persons on the President’s List, on which a cash fee equal to 3.0% will be paid. It is expected that an aggregate of 9,500,000 Offered Shares will be sold under the President’s List.

Subject to certain qualifications and limitations, the Corporation has agreed to indemnify the Underwriters and their directors, officers, employees, shareholders, partners and agents against certain liabilities, including, without restriction, civil liabilities under Canadian securities legislation, and to contribute to any payments the Underwriters may be required to make in respect thereof.

Over-Allotment Option

The Corporation has also granted to the Underwriters the Over-Allotment Option, exercisable in whole or in part in the sole discretion of the Underwriters for a period of 30 days from and including the Closing Date, to purchase up to an additional 3,000,000 Over-Allotment Shares at the Offering Price per Over-Allotment Share, to cover over-allotments, if any, and for market stabilization purposes. If the Over-Allotment Option is exercised in full, the total price to the public will be $4,600,000, the total Underwriters’ Fee will be $219,000, and the net proceeds to the Corporation, before deducting the estimated expenses of the Offering, will be $4,381,000. The foregoing assumes that an aggregate of 9,500,000 Offered Shares will be sold under the President’s List. The Prospectus also qualifies the grant of the Over-Allotment Option and the Over-Allotment Shares issuable upon the exercise of the Over-Allotment Option. A purchaser who acquires Offered Shares forming part of the Underwriters’ over-allocation position acquires such Offered Shares under the Prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases.

Market Stabilization Activities

In connection with the Offering, the Underwriters may over-allocate or effect transactions which stabilize or maintain the market price of the Common Shares at levels other than those which otherwise might prevail on the open market, including: stabilizing transactions; short sales (i.e., the sale by the Underwriters of a greater number of Common Shares than they are required to purchase in the Offering); and purchases to cover positions created by short sales; and syndicate covering transactions. Such transactions, if commenced, may be discontinued at any time. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or mitigating a decline in the market price of the Common Shares while the Offering is in progress. The Underwriters must close out any short position by purchasing Common Shares in the open market. A short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the Common Shares in the open market that could adversely affect investors who purchase in the Offering.

In addition, in accordance with rules and policy statements of certain Canadian securities regulators, the Underwriters may not, at any time during the period of distribution, bid for or purchase Common Shares. The foregoing restriction is, however, subject to exceptions where the bid or purchase is not made for the purpose of creating actual or apparent active trading in, or raising the price of, the Common Shares. These exceptions include a bid or purchase permitted under the by-laws and rules of applicable regulatory authorities and the TSXV, including the Universal Market Integrity Rules for Canadian Marketplaces, relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution.

As a result of these activities, the price of the Common Shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. The Underwriters may carry out these transactions on any stock exchange on which the Common Shares are listed, in the over-the-counter market, or otherwise.

Offering Jurisdictions

The Offering is being made in all of the provinces and territories of Canada, except Québec, and in the United States through the Underwriters or through their United States registered broker-dealer affiliates, as applicable. Other than in Canada and the United States, no action has been taken by the Corporation or the Underwriters that would permit a public offering of the Offered Shares pursuant to the Prospectus (and the Form 1-A) in any jurisdiction where action for that purpose is required. Subject to compliance with applicable law, the Underwriters may also offer the Offered Shares outside of Canada and the United States, including in the United Kingdom. The Corporation is not making, and the Prospectus does not constitute, an offer to sell or a solicitation of an offer to buy the Offered Shares in any jurisdiction where such offer or solicitation is not permitted.

Neither Raymond James (USA) Ltd. nor Cormark Securities (USA) Limited are registered as dealers in any Canadian jurisdiction and accordingly, will not, directly or indirectly solicit offers to purchase or sell the Offered Shares in Canada. This Prospectus Supplement does not qualify the distribution of any Offered Shares sold by Raymond James (USA) Ltd. or Cormark Securities (USA) Limited outside of Canada, and sales to purchasers in the United States will be made pursuant to the Form 1-A and applicable U.S. securities laws. See “- U.S. Securities Matters” below.

Settlement

Subscriptions for the Offered Shares will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice.

It is anticipated that the Offered Shares will be delivered in electronic form through the DTC system and through direct and indirect participants, including CDS. The participant through whom a purchaser purchases Offered Shares will receive a credit for the Common Shares on DTC’s records. A purchaser of Offered Shares (other than purchasers in the United States) are expected to hold the interest in the Offered Shares through its registered dealer which is a CDS participant and through the DTC participant account maintained by CDS. The ownership interest of each actual purchaser of the Offered Shares, who is referred to herein as a “beneficial owner”, is to be recorded on the participant’s records. All interests in the Offered Shares will be subject to the operations and procedures of DTC and CDS (if applicable). The operations and procedures of each settlement system may be changed at any time.

To facilitate subsequent transfers, all Offered Shares deposited by direct participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of Offered Shares with DTC and its registration in the name of Cede & Co. or the custodian effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Offered Shares. DTC’s records reflect only the identity of the direct participants to whose accounts such Offered Shares are credited, which may or may not be the beneficial owners. The participants and custodian will remain responsible for keeping account of their holdings on behalf of their customers. Transfers of ownership interests in the Offered Shares are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the applicable security except in the event that use of the book-entry system for the Common Shares is discontinued.

Cross-market transfers between DTC participants, on the one hand, and CDS participants, on the other hand, will be effected within DTC through the DTC participant that is acting as depositary for CDS. To deliver or receive an interest in Common Shares held in a CDS account, an investor or its representative on its behalf must send transfer instructions to CDS under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, CDS will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the Common Shares in DTC and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. CDS participants may not deliver instructions directly to the DTC depositary that is acting for CDS.

Under Rule 15c6-1 of the United States Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Offered Shares that they have purchased pursuant to the Offering prior to the sixth business day after the date of this Prospectus Supplement will be required, by virtue of the fact that the Offered Shares will initially settle T+6, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Offered Shares who wish to trade such Offered Shares prior to the sixth business day after the date of this Prospectus Supplement should consult their own advisor.

Black Out

Pursuant to the Underwriting Agreement, the Corporation has agreed that it shall not directly or indirectly issue, offer, sell, contract to sell, grant any option, right or warrant to purchase, any Common Shares or securities or other financial instruments convertible into or having the right to acquire Common Shares or disclose to the public any intention to do so, for a period of 90 days following the Closing Date, without the prior written consent of the Underwriters, which consent will not be unreasonably withheld or delayed, provided that nothing herein shall prevent or restrict the Corporation from: (i) issuing securities in connection with the Offering, (ii) issuing Common Shares or securities convertible into or exchangeable for Common Shares pursuant to any equity incentive plan, stock ownership or purchase plan, dividend reinvestment plan or other equity or share based compensation plan in effect on the date hereof; (iii) issuing Common Shares issuable upon the conversion, exchange or exercise of convertible or exchangeable securities or the exercise of warrants or options outstanding on the date hereof, or (iv) issuing Common Shares in connection with any arm’s length property acquisition transaction or other corporate acquisitions.

Lock Up

Pursuant to the Underwriting Agreement, the Corporation has agreed to use its best efforts to cause its executive officers and directors to enter into lock-up agreements in favour of the Underwriters on or before the Closing Date, agreeing not to, with limited exceptions, sell or agree to sell (or announce any intention to do so) any Common Shares or securities or other financial instruments convertible into or having the right to acquire Common Shares or enter into any agreement or arrangement to transfer to another, in whole or in part, any of the economic consequences of ownership of Common Shares for a period of 90 days from the Closing Date without the prior written consent of the Underwriters, such consent not to be unreasonably withheld or delayed, and pursuant to the terms of the lock-up agreements.

U.S. Securities Laws Matters

The Corporation is incorporated under the laws of Nevada, and as such, is deemed to be a U.S. “domestic issuer” (as defined in Rule 902(e) of Regulation S under the 1933 Act). Concurrent with the filing of this Prospectus Supplement, the Corporation has filed the Form 1-A, including the U.S. Offering Circular, pursuant to Regulation A under the 1933 Act with the SEC for purposes of qualifying the Offered Shares for offer and sale to the public pursuant to Regulation A under the 1933 Act. The Form 1-A has not been qualified by the SEC. For the purposes of Regulation A, (a) no money or other consideration is being solicited and if sent, will not be accepted; (b) no offer to buy the Offered Shares can be accepted and no part of the purchase price can be received until the Form 1-A is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date; and (c) any person’s indication of interest involves no obligation or commitment of any kind. A copy of the Form 1-A, including the U.S. Offering Circular, is available for review and has been filed under the Corporation’s profile on SEDAR at www.sedar.com and at the SEC’s website at www.sec.gov or by contacting Raymond James Ltd. at 1.844.654.7357 or writing to Raymond James Ltd., Suite 5300, 40 King Street West, Scotia Plaza, P.O. Box 415, Toronto, ON, Canada M5H 3Y2.

In a Tier 2 offering of securities pursuant to Regulation A under the 1933 Act, no sale may be made to an investor if the aggregate purchase price paid for the securities is more than (i) 10% of the greater of the investor’s annual income or net worth (if the investor is a natural person), or (ii) 10% of the greater of the investor’s revenue or net assets (if the investor is not a natural person), unless the investor is an accredited investor (as defined in Rule 501(a) of Regulation D under the 1933 Act).

In addition, until 40 days after closing of the Offering, an offer or sale of the Offered Shares within the United States by any dealer (whether or not participating in such offering) may violate the registration requirement of the 1933 Act if such offer or sale is made other than in accordance with an exemption under the 1933 Act.

PRIOR SALES

During the 12 month period before the date of this Prospectus Supplement, the Corporation has issued the following Common Shares and securities convertible into Common Shares:

Month of Issue	Type of Security	Number Issued	Issue/Exercise	Reason for Issuance
			Price ($)
April 2019	Stock Options	1,670,000	$0.275	Grant of Stock Options
March 2019	Common Shares	9,827,589(1)	$0.29	Private Placement
May 2018	Stock Options	150,000	$0.295	Grant of Stock Options

(1)

Each Common Share issued under the Private Placement was accompanied by one Right. Subject to the rules and limitations of the TSXV, each Right shall automatically convert, without the payment of additional consideration, into additional Common Shares upon the earlier of: (a) a Qualified Offering, (b) a Change of Control, or (c) the Time Deadline. The Offering will constitute a Qualified Offering and as a result, upon closing of the Offering, the Rights will automatically convert in accordance with their terms for 2,047,414 Common Shares. See “The Corporation – Recent Developments”, “Consolidated Capitalization” and “Risk Factors – Dilution”.

MARKET FOR SECURITIES

The Common Shares of the Corporation are listed on the TSXV under the symbol “C”. On October 17, 2018, the Corporation applied to list the Common Shares on the OTCQX. The following table sets forth the market price ranges and trading volumes of the Common Shares on the TSXV over the 12-month period prior to the date of this Prospectus Supplement, as reported by the TSXV:

	High	Low	Volume
Period	($)	($)

2019
May¹	0.21	0.175	131,020
April	0.295	0.195	388,319
March	0.33	0.27	270,083
February	0.355	0.30	1,484,651
January	0.39	0.295	517,374
2018
December	0.35	0.285	286,830
November	0.39	0.315	358,939
October	0.49	0.35	711,461
September	0.50	0.38	485,590
August	0.475	0.35	1.146,010
July	0.39	0.34	1,049,740
June	0.40	0.27	1,318,340
May	0.40	0.275	1,608,700

Note:
(1) Period from May 1, 2019 to May 10, 2019.

RISK FACTORS

Investing in the Corporation’s securities is speculative and involves a high degree of risk due to the nature of the Corporation’s business and the present stage of its development. The business of the Corporation and an investment in the Offered Shares is subject to a number of risks and uncertainties, some of which are unknown and could materially adversely affect the Corporation’s future business, financial condition and results of operations and prospects. Purchasers of Offered Shares should carefully consider all the information included or incorporated by reference in this Prospectus Supplement and Shelf Prospectus before making an investment decision concerning the Corporation’s securities. There are various risks, including those disclosed in the AIF and the MD&A, which are incorporated herein by reference, that could have a material adverse effect on, among other things, the properties, business and condition (financial or otherwise) of the Corporation. In addition to the risk factors set forth in the AIF and the MD&A under the heading “Risk Factors”, the following risk factors should be considered.

Negative Cash Flow from Operations

During the fiscal year ended December 31, 2018, the Corporation had negative cash flow from operating activities. The Corporation has no source of operating cash flow and there is no assurance that additional funding will be available to it for exploration and development. The Corporation has incurred net losses in the past and may incur losses in the future and will continue to incur losses until and unless it can derive sufficient revenues from its mineral projects. These conditions, including other factors described herein, give rise to a material uncertainty which may cast significant doubt as to whether the Corporation’s cash resources and working capital will be sufficient to enable the Corporation to continue as a going concern. To the extent that the Corporation has negative cash flow in any future period, certain of the proceeds from the sale of the Offered Shares may be used to fund such negative cash flow from operating activities. See “Use of Proceeds”.

Use of Proceeds

The Corporation currently intends to allocate the net proceeds received from the Offering as described under the heading “Use of Proceeds”; however, management will have broad discretion in the actual application of the net proceeds designated, including to fund capital expenditures on existing mineral properties, acquire additional acreage leaseholds, acquire additional properties and associated leaseholds, or for general corporate purposes, which are subject to change in the future. Management may elect to allocate net proceeds differently from that described herein, if they believe it would be in the Corporation’s best interests to do and shareholders of the Corporation will have to rely upon the judgment of management with respect to the use of proceeds. Management may spend a portion or all of the net proceeds from the Offering in ways that shareholders of the Corporation may not desire or that may not yield a significant return or any return at all. Shareholders of the Corporation may not agree with the manner in which management chooses to allocate and spend the net proceeds. The failure by management to apply the net proceeds effectively could have a material adverse effect on the Corporation’s business. Pending their use, the Corporation may also invest the net proceeds from the Offering in a manner that does not produce income or that loses value. See “Use of Proceeds”.

Market Price of Securities

There can be no assurance that an active market for the Common Shares will develop or be sustained after the Offering. The Offering Price has been agreed between the Corporation and the Underwriters based on a number of factors, including market conditions in effect at the time the Offering Price was determined and may not be in indicative of the price at which the Common Shares will trade following the completion of the Offering. The market price of the Common Shares could be subject to significant fluctuations due to various factors and events, including any regulatory or economic changes affecting the Corporation’s operations, variations in the Corporation’s operating results, developments in the Corporation’s business or its competitors, or changes in market sentiment towards the Common Shares. Investors should be aware that the value of the Common Shares may be volatile and investors may, on disposing of the Common Shares, realize less than their original investment or may lose their entire investment.

The Corporation’s operating results and prospects from time to time may be below the expectations of market analysts and investors. In addition, stock markets from time to time suffer significant price and volume fluctuations that affect the market price of the securities listed thereon and which may be unrelated to the Corporation’s operating performance. Any of these events could result in a decline in the market price of the Common Shares. The Common Shares may, therefore, not be suitable as a short-term investment. In addition, the market price of the Common Shares may not reflect the underlying value of the Corporation’s net assets. The price at which the Common Shares will be traded and the price at which investors may realize their shares will be influenced by a large number of factors, some specific to the Corporation and its proposed operations, and some which may affect the business sectors in which the Corporation operates. Such factors could also include the performance of the Corporation’s operations, variations in operating results, announcements by the Corporation (i.e. disappointing results of exploratory drilling, the incurrence of environmental liabilities or other material developments), announcements of material developments by the Corporation’s competitors, involvement in litigation, large purchases or sales of the Common Shares, liquidity or the absence of liquidity in the Common Shares, limited trading volume, the prices of gold and other precious metals, legislative or regulatory changes relating to the business of the Corporation, the Corporation’s ability to raise additional funds, other material events and general financial market and economic conditions. In the event that the occurrence of any of these events causes the price of the Common Shares to decrease, investors may be forced to sell their shares at a loss.

The Corporation has applied to list the Common Shares on the OTCQX, however there can be no guarantee that such listing will occur.

Investors may lose their entire investment

An investment in the Offered Shares is speculative and may result in the loss of an investor’s entire investment. Only potential investors who are experienced in high risk investments and who can afford to lose their entire investment should consider an investment in the Corporation.

Dilution

Shareholders of the Corporation will incur immediate and substantial dilution as a result of the Offering (including as a result of the conversion of the Rights). See “The Corporation – Recent Developments” and “Consolidated Capitalization”. Further, the Corporation may from time to time raise funds through the issuance of Common Shares or the issuance of debt instruments or other securities convertible into Common Shares. The Corporation cannot predict the size or price of future issuances of Common Shares or the size or terms of future issuances of debt instruments or other securities convertible into Common Shares, or the effect, if any, that future issuances and sales of the Corporation’s securities will have on the market price of the Common Shares. Sales or issuances of substantial numbers of Common Shares, or the perception that such sales could occur, may adversely affect prevailing market prices of the Common Shares. With any additional sale or issuance of Common Shares, or securities convertible into Common Shares, shareholders of the Corporation will suffer dilution to their voting power and the Corporation may experience dilution in its earnings per share.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of our Common Shares to a non-U.S. holder. For the purpose of this discussion, a non-U.S. holder is any beneficial owner of our Common Shares that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust and is not any of the following:

  an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Internal Revenue Code of 1986, as amended (the “Code”);
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any state or the District of Columbia;
  an estate whose income is subject to U.S. federal income tax regardless of its source; or
  a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds our Common Shares, the tax treatment of a partner in the partnership will generally depend on the status of the partner and upon the activities of the partnership. Accordingly, we urge partnerships that hold our Common Shares and partners in such partnerships to consult their own tax advisors.

This discussion assumes that non-U.S. holders will hold the Common Shares issued pursuant to the Offering as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation (e.g., alternative minimum tax or the Medicare tax on net investment income) or any aspects of U.S. federal estate or gift taxation or state, local or non-U.S. taxation, nor does it consider any U.S. federal income tax considerations that may be relevant to non-U.S. holders that may be subject to special treatment under U.S. federal income tax laws, including, without limitation, regulated investment companies or real estate investment trusts, U.S. expatriates, insurance companies, tax-exempt or governmental organizations, dealers in securities or currency, banks or other financial institutions, investors whose functional currency is other than the U.S. dollar, “controlled foreign corporations,” “passive foreign investment companies,” common trust funds, certain trusts, and hybrid entities, persons subject to special tax accounting rules as a result of any item of gross income with respect to our Common Shares being taken into account in an applicable financial statement, persons deemed to sell our common stock under the constructive sale provisions of the Code, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that acquire our Common Shares as compensation for services, and investors that hold our Common Shares as part of a hedge, straddle or conversion transaction. Furthermore, the following discussion is based on current provisions of the Code, and Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

We urge each prospective investor to consult its own tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our Common Stock.

Dividends

We do not currently expect to make any distributions to holders of our Common Shares. However, if we do make distributions on our Common Shares, those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, such excess will constitute a return of capital and will first reduce a holder’s adjusted tax basis in its Common Shares, but not below zero, and then will be treated as gain from the sale of Common Shares (see “—Gain on Disposition of Common Shares” below). Any such distributions would also be subject to the discussions below regarding backup withholding and FATCA.

Subject to the discussion below regarding a dividend received by you that is effectively connected with the conduct of a U.S. trade or business, any dividend (i.e., a distribution paid out of earnings and profits) paid to a non-U.S. holder of our Common Shares generally will be subject to U.S. federal income tax withholding either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide us with an IRS Form W-8BEN, W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

Dividends received by a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder of the United States) are exempt from such withholding tax. To obtain this exemption, the non-U.S. holder must provide us with an IRS Form W-8ECI (or other appropriate version of IRS Form W-8) properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal income tax withholding, will be subject to U.S. federal income tax on a net income basis at the same graduated rates generally applicable to U.S. persons, net of certain deductions and credits, subject to any applicable income tax treaty providing otherwise. In addition to the income tax described above, dividends received by corporate non-U.S. holders that are effectively connected with a trade or business conducted by the corporate non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder in the United States) may under certain circumstances be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our Common Shares may obtain a refund of any excess amounts withheld under these rules if the non-U.S. holder is eligible for a reduced rate of United States withholding tax and an appropriate claim for refund is timely filed with the IRS.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Common Shares unless:

  the gain is effectively connected with a trade or business conducted by a non-U.S. holder in the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. holder in the United States;
  the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or
  we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes during specified periods.

Unless an applicable income tax treaty provides otherwise, gain described in the first bullet point above will be subject to U.S. federal income tax at the same graduated rates generally applicable to U.S. persons. If such non-U.S. holder is a foreign corporation, such gain may under certain circumstances also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such gain, as adjusted for certain items.

A non-U.S. holder described in the second bullet point above will be subject to a 30% U.S. federal income tax rate (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale, which could be offset by certain U.S.-source capital losses.

We are, and expect to continue to be for the foreseeable future, a “United States real property holding corporation.” However, if our Common Shares becomes regularly traded on an established securities market in the U.S., a non-U.S. holder will be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Common Shares only if the non-U.S. holder actually or constructively holds, or held at any time during the shorter of the five-year period preceding the date of disposition or the non-U.S. holder’s holding period, more than 5% of our Common Shares. We have applied to list our Common Shares on the OTCQX. At this time, it is uncertain whether our Common Shares will be regularly traded on an established securities market in the U.S., prior to their listing on the OTCQX. However, if our Common Shares are not considered to be so traded, all non-U.S. holders would be subject to U.S. federal income tax on a disposition of our Common Shares, and a 15% withholding tax generally would apply to the gross proceeds from the sale of our Common Shares by a non-U.S. holder. In addition, a non-U.S. holder would have to file a U.S. federal income tax return reporting that gain. If such non-U.S. holder is a foreign corporation, such gain may under certain circumstances also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such gain, as adjusted for certain items.

Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to each non-U.S. holder, the name and address of the recipient, and the amount, if any, of tax withheld with respect to those dividends. A similar report is sent to each non-U.S. holder. These information reporting requirements apply even if withholding was not required. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Payments of dividends to a non-U.S. holder may be subject to backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. status on an appropriate IRS Form W-8 (or other suitable substitute or successor form). Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the beneficial owner is a U.S. person that is not an exempt recipient.

Payments of the proceeds from sale or other disposition by a non-U.S. holder of our Common Shares effected outside the United States by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting will apply to those payments if the broker does not have documentary evidence that the holder is a non-U.S. holder, an exemption is not otherwise established, and the broker has certain relationships with the United States.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Common Shares effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. status on an appropriate IRS Form W-8 (or other suitable substitute or successor form). Notwithstanding the foregoing, information reporting and backup withholding may apply if the broker has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code, the Treasury Regulations promulgated thereunder and other official guidance (commonly referred to as “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our Common Shares paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence, reporting and withholding obligations, (2) the non- financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Accordingly, the entity through which our Common Shares is held will affect the determination of whether such withholding is required. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Future Treasury Regulations or other official guidance may modify these requirements.

Under the applicable Treasury Regulations, withholding under FATCA generally applies to payments of dividends on our Common Shares. While withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of the Common Shares on or after January 1, 2019, recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds. The preamble to these proposed regulations indicates that taxpayers may rely on them pending their finalization. The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable income tax treaty with the United States or U.S. domestic law. We will not pay additional amounts to holders of our Common Shares in respect of amounts withheld.

Prospective investors should consult their own tax advisors regarding the potential application of withholding under FATCA to their investment in our Common Shares.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Cassels Brock & Blackwell LLP, counsel to the Corporation, and Blake, Cassels & Graydon LLP, counsel to the Underwriters, based on the current provisions of the Tax Act and the regulations thereunder, in force as of the date hereof, the following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires Offered Shares pursuant to this Offering. This summary applies only to a purchaser who is a beneficial owner of the Offered Shares and who, for the purposes of the Tax Act, and at all relevant times: (i) is resident, or deemed to be resident in Canada; (ii) deals at arm’s length with, and is not affiliated with, the Corporation or the Underwriters; and (iii) holds the Offered Shares as capital property (a “Holder”).

Offered Shares will generally be considered to be capital property to a purchaser unless such shares are held in the course of carrying on a business of trading or dealing in securities or were acquired in one or more transactions considered to be an adventure or concern in the nature of trade.

The Offered Shares are not “Canadian securities” for the purpose of the irrevocable election under subsection 39(4) of the Tax Act. Consequently, a Holder will not be entitled to make or rely on such an election in respect of the Offered Shares to have the Offered Shares deemed to be capital property. Holders who do not hold Offered Shares as capital property should consult their own tax advisors regarding their particular circumstances.

This summary is not applicable to a Holder (i) that is a “financial institution” (as defined in the Tax Act for the purposes of the mark-to-market rules), (ii) an interest in which would be a “tax shelter investment” (as defined in the Tax Act), (iii) that is a “specified financial institution” (as defined in the Tax Act), (iv) that has elected to report its “Canadian tax results” (as defined in the Tax Act) in a currency other than Canadian currency, (v) that has entered or will enter into a “derivative forward agreement” (as defined in the Tax Act) with respect to the Offered Shares, (vi) in relation to which the Corporation or any of its subsidiaries is or will be a “foreign affiliate” (as defined in the Tax Act) or (vii) is a corporation resident in Canada (for purposes of the Tax Act) or a corporation that does not deal at arm’s length (for purposes of the Tax Act) with a corporation resident in Canada, and that is or becomes as part of a transaction or event or series of transactions or events that includes the acquisition of Offered Shares controlled by a non-resident person or by a group of non-resident persons not dealing with each other at arm’s length, for the purposes of the “foreign affiliate dumping” rules in Section 212.3 of the Tax Act. Any such Holder should consult its own tax advisor with respect to an investment in the Offered Shares. In addition, this summary does not address the deductibility of interest by a Holder who has borrowed money or otherwise incurred debt in connection with the acquisition of the Offered Shares.

This summary is based on the current provisions of the Tax Act, the regulations thereunder (the “Regulations”) and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”). This summary also takes into account all specific proposals to amend the Tax Act and Regulations (the “Proposed Amendments”) announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, and assumes that all Proposed Amendments will be enacted in the form proposed, although no assurance in this regard can be provided. This summary does not take into account or anticipate any other changes in law or administrative policies or assessing practice, whether by legislative, governmental, or judicial action or decision, nor does it take into account provincial, territorial or foreign income tax considerations, which may differ from the Canadian federal income tax considerations discussed below.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder. Accordingly, Holders should consult their own tax advisors with respect to their particular circumstances.

Currency Conversion

For purposes of the Tax Act, all amounts related to the acquisition, holding or disposition of Offered Shares (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. Amounts denominated in a foreign currency must be converted into Canadian dollars using the appropriate exchange rate determined in accordance with the detailed rules contained in the Tax Act in this regard.

Dividends on Offered Shares

A Holder will be required to include in computing such Holder’s income for a taxation year the amount of any dividends, if any, received (or deemed to be received) on Offered Shares, including amounts deducted for U.S. withholding tax. Dividends received on Offered Shares by a Holder who is an individual will not be subject to the gross-up and dividend tax credit rules in the Tax Act normally applicable to taxable dividends received from “taxable Canadian corporations” (as defined in the Tax Act). A Holder that is a corporation will not be entitled to deduct the amount of such dividends in computing its taxable income.

To the extent that U.S. withholding tax is payable by a Holder in respect of any dividends received on Offered Shares, the Holder may be eligible for a foreign tax credit or deduction under the Tax Act to the extent and under the circumstances described in the Tax Act. Holders should consult their own tax advisors regarding the availability of a foreign tax credit or deduction, having regard to their particular circumstances.

Disposition of Offered Shares

A disposition or deemed disposition of Offered Shares by a Holder will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of the disposition, exceed (or are exceeded by) the adjusted cost base to the Holder of such shares immediately before the disposition. See “—

Taxation of Capital Gains and Capital Losses” below.

Taxation of Capital Gains and Capital Losses

A Holder will generally be required to include in computing its income for the taxation year of disposition, one-half of the amount of any capital gain (a “taxable capital gain”) realized in such year. Subject to and in accordance with the provisions of the Tax Act, a Holder will be required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) against taxable capital gains realized in the taxation year of disposition. Allowable capital losses in excess of taxable capital gains realized by a Holder in a taxation year may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.

Capital gains realized by a Holder that is an individual or trust, other than certain specified trusts, may give rise to a liability for alternative minimum tax under the Tax Act.

U.S. tax, if any, levied on any gain realized on a disposition of Offered Shares may be eligible for a foreign tax credit under the Tax Act to the extent and under the circumstances described in the Tax Act. Holders should consult their own tax advisors with respect to the availability of a foreign tax credit, having regard to their particular circumstances.

Offshore Investment Fund Property Rules

The Tax Act contains rules which, in certain circumstances, may require a Holder to include an amount in income in each taxation year in respect of the acquisition and holding of Offered Shares if (a) the value of the Offered Shares may reasonably be considered to be derived, directly or indirectly, primarily from portfolio investments in: (i) shares of the capital stock of one or more corporations, (ii) indebtedness or annuities, (iii) interests in one or more corporations, trusts, partnerships, organizations, funds or entities, (iv) commodities, (v) real estate, (vi) Canadian or foreign resource properties, (vii) currency of a country other than Canada, (viii) rights or options to acquire or dispose of any of the foregoing, or (ix) any combination of the foregoing (collectively “Investment Assets”) and (b) it may reasonably be concluded that one of the main reasons for the Holder acquiring, or holding Offered Shares was to derive a benefit from portfolio investments in Investment Assets in such a manner that the taxes, if any, on the income, profits and gains from such Investment Assets for any particular year are significantly less than the tax that would have been applicable under Part I of the Tax Act if the income, profits and gains had been earned directly by the Holder.

In determining whether these rules may apply, regard must be had to all of the circumstances, including (i) the nature, organization and operation of any non-resident entity, including the Corporation, and the form of, and the terms and conditions governing, the Holder’s interest in, or connection with, any such non-resident entity, (ii) the extent to which any income, profit and gains that may reasonably be considered to be earned or accrued, whether directly or indirectly, for the benefit of any non-resident entity, including the Corporation, are subject to an income or profits tax that is significantly less than the income tax that would be applicable to such income, profits and gains if they were earned directly by the Holder, and (iii) the extent to which any income, profits and gains of any nonresident entity, including the Corporation, for any fiscal period are distributed in that or the immediately following fiscal period.

If applicable, these rules would generally require a Holder to include in income for each taxation year in which the Holder owns an Offered Share (i) an imputed return for the taxation year computed on a monthly basis and determined by multiplying the Holder’s “designated cost” (as defined in the Tax Act) of the Offered Share at the end of the month, by 1/12th of the sum of the applicable prescribed rate for the period that includes such month plus 2%, less (ii) the Holder’s income for the year (other than a capital gain) from the Offered Share determined without reference to these rules. Any amount required to be included in computing a Holder’s income under these rules will be added to the adjusted cost base to the Holder of the applicable Offered Share.

The CRA has taken the position that the term “portfolio investment” should be given a broad interpretation. While it should be unlikely that the value of the Offered Shares should be regarded as being derived primarily from portfolio investments in Investment Assets, there is a possibility that the CRA may take a different view. Even if the value of the Offered Shares may reasonably be considered to be derived, directly or indirectly, primarily from portfolio investments in Investment Assets, these rules will apply to a Holder only if it is reasonable to conclude that one of the main reasons for the Holder acquiring, holding or having the Offered Shares was to derive a benefit from Investment Assets in such a manner that the taxes, if any, on the income, profits and gains from such Investment Assets for any particular year are significantly less than the tax that would have been applicable under Part I of the Tax Act if the income, profits and gains had been earned directly by the Holder.

These rules are complex and their application depends, to a large extent, in part, on the reasons for a Holder acquiring or holding Offered Shares. Holders are urged to consult their own tax advisors regarding the application and consequences of these rules in their own particular circumstances.

Additional Refundable Tax

A Holder that is, throughout its taxation year, a “Canadian-controlled private corporation” (as defined in the Tax Act) may be subject to pay a refundable tax on its “aggregate investment income” (as defined in the Tax Act), including amounts in respect of net taxable capital gains and certain dividends.

Foreign Property Information Reporting

In general, a Holder that is a “specified Canadian entity” (as defined in the Tax Act) for a taxation year or a fiscal period and whose total “cost amount” (as defined in the Tax Act) of “specified foreign property” (as defined in the Tax Act), including Offered Shares, at any time in the year or fiscal period exceeds C$100,000 will be required to file an information return with the CRA for the taxation year or fiscal period disclosing certain prescribed information in respect of such property. Subject to certain exceptions, a taxpayer resident in Canada, other than a corporation or trust exempt from tax under Part I of the Tax Act, will be a “specified Canadian entity,” as will certain partnerships. The Offered Shares will be “specified foreign property” to a Holder. Penalties may apply where a Holder fails to file the required information return in respect of such Holder’s “specified foreign property” on a timely basis in accordance with the Tax Act.

The reporting rules in the Tax Act relating to “specified foreign property” are complex and this summary does not purport to address all circumstances in which reporting may be required by a Holder. Holders should consult their own tax advisors regarding the reporting rules contained in the Tax Act.

ENFORCEMENT OF JUDGMENTS AGAINST FOREIGN PERSONS

The Corporation is incorporated, and Mr. John Dorward, the Chairman of the Board, and Mr. Vance Spalding, Vice-President, Exploration of the Corporation, resides, outside of Canada. Each of the Corporation and the individuals named above have appointed Cassels Brock & Blackwell LLP, 2200 HSBC Building, 885 West Georgia Street, Vancouver, British Columbia V6C 3E8, as their agent for service of process in Canada. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that resides outside of Canada or is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction, even if the party has appointed an agent for service of process. See “Risk Factors”.

LEGAL MATTERS

Certain legal matters of Canadian law in connection with the Offering will be passed upon on behalf of the Corporation by Cassels Brock & Blackwell LLP and on behalf of the Underwriters by Blake, Cassels & Graydon LLP. Certain legal matters of U.S. law in connection with the Offering will be passed upon on behalf of the Corporation by Dorsey & Whitney LLP and on behalf of the Underwriters by Troutman Sanders LLP.

As at the date hereof, the partners and associates of each of Cassels Brock & Blackwell LP, Blake, Cassels & Graydon LLP, Dorsey & Whitney LLP and Troutman Sanders LLP, beneficially owned, directly or indirectly, less than 1% of the issued and outstanding securities of the Corporation or of any associate or affiliate of the Corporation.

AUDITORS, TRANSFER AGENT AND REGISTRAR

Ernst & Young LLP are the auditors of the Corporation and have confirmed that they are independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations.

The Corporation’s transfer agent and registrar for the Common Shares is Computershare Investor Services Inc., 510 Burrard St, 3rd Floor Vancouver, British Columbia V6C 3B9.

INTEREST OF EXPERTS

The names of each person or company who has prepared or certified a report, valuation, statement or opinion herein, either directly or in a document incorporated by reference, and whose profession or business gives authority to the report, valuation, statement or opinion made by the person or company, are set forth below.

Certain scientific and technical information contained in the Corporation’s AIF and MD&A for the year ended December 31, 2018, which are incorporated by reference herein has been reviewed and approved by Vance Spalding, CPG, an officer of the Corporation and a “qualified person” within the meaning of NI 43-101.

Mr. Spalding is not independent of the Corporation by virtue of his employment with the Corporation. Mr. Spalding is VP Exploration of the Corporation and holds Common Shares, restricted shares and options of the Corporation. As of the date hereof, the securities of the Corporation held by Mr. Spalding, represent less than 1% of the securities of the Corporation.

PURCHASERS’ STATUTORY RIGHTS

Securities legislation in certain of the provinces and territories of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus or a prospectus supplement relating to the securities purchased by a purchaser and any amendments thereto. In several of the provinces and territories, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revisions of the price or damages if the prospectus or a prospectus supplement relating to the securities purchased by a purchaser and any amendments thereto contain a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revision of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for the particulars of these rights or consult with a legal advisor.

CERTIFICATE OF THE CORPORATION

Dated: May 13, 2019

This short form prospectus, together with the documents incorporated by reference, as supplemented by the foregoing, constitutes full, true and plain disclosure of all material facts relating to the securities offered by the short form prospectus and this supplement as required by the securities legislation of each of the provinces and territories of Canada, except Québec.

CONTACT GOLD CORP.

(Signed) MATTHEW LENNOX KING	(Signed) JOHN WENGER
President and Chief Executive Officer	Vice-President, Corporate Strategy, Chief Financial Officer
and Corporate Secretary

On behalf of the Board of Directors

(Signed) MARK WELLINGS	(Signed) JOHN DORWARD
Director	Director

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CERTIFICATE OF THE UNDERWRITERS

Dated: May 13, 2019

To the best of our knowledge, information and belief, the short form prospectus, together with the documents incorporated by reference, as supplemented by the foregoing, constitutes full, true and plain disclosure of all material facts relating to the securities offered by the short form prospectus and this supplement as required by the securities legislation of each of the provinces and territories of Canada, except Québec.

RAYMOND JAMES LTD.	CORMARK SECURITIES INC.

(Signed) KEVIN CARTER	(Signed) DARREN WALLACE
Managing Director	Managing Director

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